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FOR IMMEDIATE RELEASE                   Contact:    Henry D. Herr
                                                    Executive Vice President and
                                                    Chief Financial Officer
                                                    (615) 665-1122



               AMERICAN HEALTHCORP DELAYS SPIN-OFF OF AMSURG CORP.


Nashville, Tennessee (June 10, 1997) - American Healthcorp (Nasdaq/NM:AMHC) today announced a delay in its plan to effect a spinoff of AmSurg Corp., its 59%-owned subsidiary, through a distribution to American Healthcorp's stockholders of all of the Company's AmSurg Corp. common stock. The proposed distribution was expected to occur in late May or early June 1997, and was subject to the receipt of a favorable Internal Revenue Service ruling that the transaction could be completed on a substantially tax-free basis. American Healthcorp has been advised by the Internal Revenue Service that a favorable ruling will not be issued on the transaction as currently structured. American Healthcorp is submitting to the Internal Revenue Service alternative structures which the Company believes, on the basis of advice from its legal counsel and tax advisors, should result in the receipt of a favorable ruling.

         Thomas G. Cigarran, Chairman and Chief Executive Officer of American Healthcorp, remarked, "We are disappointed that the structure of the transaction, which our legal counsel believed to be clearly supported by historic precedent, has not been accepted by the Internal Revenue Service. Our advisors have informed us that they believe there are satisfactory alternatives available that should resolve the tax issues associated with the distribution and enable the proposed distribution to go forward on a substantially tax-free basis. We intend to aggressively pursue a favorable resolution of this matter and continue to have confidence in our ability to effect the distribution. Both businesses, Diabetes Treatment Centers of America and AmSurg Corp., continue to perform well, and we believe that the delay in the distribution will not adversely affect either business. We look forward to putting this transaction behind us so that both companies can focus all their resources on business operations as growing, independent public companies."



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AMHC Delays Spin-off of AmSurg Corp.
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June 10, 1997


This press release contains forward-looking statements which are based upon current expectations and involve a number of risks and uncertainties. In order for the Company to utilize the "safe harbor" provisions of the Private Litigation Reform Act of 1995, you are hereby cautioned that these statements may be affected by the important factors, among others, set forth below, and, consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. With regard to statements concerning the completion of the distribution of AmSurg stock to the Company's shareholders, these important factors include the receipt of a favorable ruling from the Internal Revenue Service regarding the substantially tax-free nature of the proposed distribution and the receipt of other approvals required to complete the distribution on terms acceptable to the Company.

         American Healthcorp, Inc., through its wholly owned subsidiary, Diabetes Treatment Centers of America, Inc., is the nation's leading provider of specialized services for people with diabetes. Through its majority ownership of AmSurg Corp., the Company also develops, acquires and manages physician practice-based ambulatory surgery centers and specialty physician networks in partnership with surgical and other group practices. The Company wholly owns Arthritis and Osteoporosis Care Centers, Inc. which operates two comprehensive treatment centers for individuals with arthritis and osteoporosis.



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